EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Luna Gold Corp.

We consent to the use of our report dated March 22, 2005, with respect to the consolidated balance sheets of Luna Gold Corp. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the years ended December 31, 2004 and 2003 and for the period from January 20, 2003 (inception of new business) to December 31, 2004, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated March 22, 2005 contains an explanatory paragraph that states that the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

(signed) KPMG LLP

Chartered Accountants
Vancouver, Canada
July 8, 2005